March 5, 1999

Uniflex, Inc.
383 West John Street
Hicksville, New York   11802

Ladies and Gentlemen:

AlliedSignal Inc. Master Pension Trust ("AlliedSignal") is pleased to provide its commitment, subject to the terms and conditions herein, to purchase from Uniflex, Inc. ("Uniflex") up to US$7,000,000 of Senior Subordinated Debentures of Uniflex (the "Debentures"), terms and conditions of the Debentures to be as set forth in the attached "Mezzanine Financing Term Sheet" and as to be more specifically set forth in a detailed purchase agreement and ancillary documents, including, without limitation, a form of debenture and a form of warrant to purchase five percent (5%) of the fully diluted outstanding common shares of Uniflex ("Definitive Documentation").

This commitment is conditional upon (i) completion, with results satisfactory to AlliedSignal, of our due diligence examination of Uniflex, its operations, facilities, financial condition and personnel; (ii) execution and delivery of the Definitive Documentation in form and substance satisfactory to AlliedSignal;
(iii) consummation of the merger between Uniflex and Uniflex Acquisition Corp., as contemplated by that certain Agreement and Plan of Merger and Recapitalization dated March 5, 1999; and (iv) $23,500,000 in funds being provided to Uniflex by The Chase Manhattan Bank ("Chase") and Fleet Bank, National Association ("Fleet") pursuant to Senior Secured Credit Facilities as contemplated by the commitment letter from Chase and Fleet to Uniflex of even date herewith.

Sincerely,

AlliedSignal Inc. Master Pension Trust

By: The Northern Trust Company as Trustee for

    AlliedSignal. Inc. Master Pension Trust

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By:    /s/ Susan J. Wallace       The Northern Trust Company executes this
       ---------------------      instrument as Trustee as aforesaid, and is not
                                  to be held liable in its individual capacity
Name:  Susan J. Wallace           in any way by reason of this instrument.
       ---------------------
Title: Second Vice President
       ---------------------
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                         MEZZANINE FINANCING TERM SHEET

Description:                 $7,000,000 principal amount of Senior Subordinated
                             Debentures of Uniflex, Inc. ("Uniflex" or
                             "Borrower")

Purchaser:                   AlliedSignal Inc. Master Pension Trust

Closing:                     Anticipated June 1999

Debentures:

     Maturity:               8 years from date of closing

     Interest Rate:          12.75%

     Interest Payments:      Quarterly

     Subordination:          The right to certain payments under the Senior
                             Subordinated Debentures is subordinate to the debt provided under the Senior Secured Credit Facilities provided by Fleet Bank, National Association and
                             The Chase Manhattan Bank, as to be set forth in a Subordination Agreement .

     Structure Fee:          1% of the principal amount ($70,000) for
                             documentation, to be paid at the closing.

      Prepayment:            Borrower shall have the right at any time, and in
                             the event of a change of control of Borrower shall have the obligation, to purchase all but not less than all the Senior Subordinated Debentures for the following amounts relative to par, plus accrued and unpaid interest:

                             During the first year after issuance      106.375%
                             During the second year after issuance     105.464%
                             During the third year after issuance      104.553%
                             During the fourth year after issuance     103.642%
                             During the fifth year after issuance      102.732%
                             During the sixth year after issuance      101.821%
                             During the seventh year after issuance    100.911%
                             During the eighth year after issuance     100.000%
Warrants:

     Number of Warrants:     Five percent of the fully diluted outstanding
                             common shares of Uniflex at the time of closing.

     Life: May be exercised at any time until and including the tenth anniversary of closing

     Exercise Price:         $.01 per share

     Right to Put:           Commencing on the day following the eighth
                             anniversary of closing, if the Senior Subordinated
                             Debentures have been repaid in full, the stockholders, including warrant holders, shall have the right to require Uniflex to purchase the shares, warrants and shares underlying warrants as set forth in section 5 of the Stockholders
                             Agreement to be executed at the time of closing.

Other Conditions:            One seat on the Board of Directors of Uniflex

                             Registration Rights as set forth in the
                             Registration Rights Agreement to be executed at the time of closing

                             This commitment is subject to execution and delivery of definitive documentation acceptable to AlliedSignal Inc. Master Pension Trust and Uniflex, and due diligence including the ability to visit with the management team and tour the facilities.

                             Holders of the Senior Subordinated Debentures will have the right to approve any sale of significant assets of Borrower.

Financial Covenants:

Note: For the financial covenants, "EBITDA" shall mean the sum, as of the date of determination, of (a) the Borrower's net income, plus (b) interest expense, plus (c) taxes accrued and paid, plus (d) depreciation expense, plus (e) amortization of intangible assets, plus (f) "stay" bonuses to be paid to Herbert Barry and Robert K. Semel during the Borrower's fiscal year ending January 31, 2000 not to exceed $3,400,000 in the aggregate, and (g) no effect will be given to a one-time expense for plates and engraving in an amount equal to $514,000 to be incurred in the first quarter following the closing of the transaction contemplated hereby, in each case calculated on a rolling four quarter basis.

Senior Debt to EBITDA        The ratio of Senior Debt to EBITDA as of the end of
                             any fiscal quarter during the period set forth below shall not be greater than the ratio set forth opposite such period below:

                             Period                                           Ratio
                             ------                                           -----
                             April 30, 2000 through January 30, 2001      3.75:1.00
                             January 31, 2001 through January 30, 2002    3.25:1.00
                             January 31, 2002 through January 30, 2003    3.00:1.00
                             January 31, 2003 through January 30, 2004    2.50:1.00
                             January 31, 2004 through January 30, 2005    1.95:1.00
                             January 31, 2005 and thereafter              1.65:1.00

Funded Debt to EBITDA        The ratio of Funded Debt to EBITDA as of the end of
                             any fiscal quarter during the period set forth below shall not be greater than the ratio set forth opposite such period below:

                             Period                                           Ratio
                             ------                                           -----
                             April 30, 2000 through January 30, 2001      5.40:1.00
                             January 31, 2001 through January 30, 2002    4.50:1.00
                             January 31, 2002 through January 30, 2003    3.80:1.00
                             January 31, 2003 through January 30, 2004    3.25:1.00
                             January 31, 2004 through January 30, 2005    2.75:1.00
                             January 31, 2005 and thereafter              2.50:1.00

Minimum Debt Service         The Minimum Debt Service Coverage Ratio as of the
Coverage Ratio               end of any fiscal quarter during the period set
                             forth below shall not be less than the ratio set forth opposite such period:

                             Period                                           Ratio
                             ------                                           -----
                             July 31, 2000 through January 30, 2001       1.15:1.00
                             January 31, 2001 and thereafter              1.10:1.00

                             Debt Service Coverage Ratio shall be defined as EBITDA less unfinanced capital expenditures, less dividends/distributions, less cash taxes accrued and paid divided by the current portion of required principal payments on long debt plus interest made during the prior four quarters calculated on a rolling four quarter basis.

Capital Expenditures.        Capital Expenditures shall not exceed $1,325,000 in
                             any fiscal year ending on or prior to January 31, 2003 or $1,500,000 in any fiscal year thereafter.

Net Worth.                   Net Worth shall not be less than ($9,250,000) at
                             any time during
                             the period from the Closing Date through January
                             31, 2000 and, with respect to each fiscal year thereafter, not less than actual Net Worth as of the last day of the immediately preceding fiscal year plus $900,000.

Minimum EBITDA               EBITDA (calculated with respect to each fiscal
                             period set forth below) as of the end of any fiscal period shall not be less than the amount set forth opposite such fiscal period below:

                             Period                                           Amount
                             ------                                           ------
                             Nine month period ending October 31, 1999    $3,200,000

                             Twelve month period ending January 31, 2000  $4,800,000

                             Three month period ending April 30, 2000     $1,350,000

Minimum EBITDA to            The ratio of EBITDA to interest expense, determined
Interest Expense             on a rolling four quarter basis, for any period
                             shall not be less than the ratio set forth below opposite such period:

                             Period                                           Ratio
                             ------                                           -----
                             April 30, 2000 through January 30, 2001      2.50:1.00
                             January 31, 2001 through January 30, 2002    3.70:1.00
                             January 31, 2002 through January 30, 2003    3.25:1.00
                             January 31, 2003 through January 30, 2004    3.65:1.00
                             January 31, 2004 and thereafter              4.50:1.00

                             The financial covenants shall be calculated on a consolidated basis for the Borrower and its consolidated subsidiaries.